Exhibit 4.3

SUPPLEMENTAL WARRANT INDENTURE

THIS AGREEMENT made as of the 6th day of November, 2026

AMONG:	SILVER47 EXPLORATION CORP.,

a corporation existing under the laws of the Province of British Columbia

(“Silver47”)

AND:	BUNKER HILL MINING CORP.,

a corporation existing under the laws of Nevada.

(the “Company”)

AND:	ODYSSEY TRUST COMPANY,

a trust company continued under the laws of Canada and authorized to carry on business in all provinces of Canada.

(“Resigning Warrant Agent”)

AND:	COMPUTERSHARE TRUST COMPANY OF CANADA,

a trust company existing under the Trust and Loan Companies Act (Canada).

(“Computershare”)

WHEREAS the Company and Silver47 entered into an arrangement agreement on August 20, 2026 (the “Arrangement Agreement”) whereby, among other things, the Company agreed to acquire all of the issued and outstanding common shares of Silver47 (the “Silver47 Shares”) for consideration of 0.1724 (the “Exchange Ratio”) of a share of common stock of the Company for each Silver47 Share held pursuant to a statutory plan of arrangement under the BCBCA, the details of which are included as Schedule A to the Arrangement Agreement (the “Plan of Arrangement”);

WHEREAS by a Warrant Indenture made September 16, 2025 between Silver47 and Resigning Warrant Agent, as warrant agent, (which agreement and any and all agreement heretofore supplemental thereto are herein collectively referred to as the “Warrant Indenture”), provision was made for the issue of warrants, subject to the terms and conditions contained in the Warrant Indenture;

WHEREAS all warrants issued pursuant to the Warrant Indenture will entitle the warrantholders thereof to receive, upon exercise and for the same aggregate consideration, common shares of the Company in accordance with the Exchange Ratio, on and subject to the terms and conditions of the Warrant Indenture;

WHEREAS pursuant to the Plan of Arrangement, Section 4.1(d) of the Warrant Indenture and the provisions of Article 8 of the Warrant Indenture, Silver47 wishes to add the Company as a signatory to the Warrant Indenture;

AND WHEREAS the Resigning Warrant Agent agreed to transfer to Computershare the appointment as warrant agent under the Warrant Indenture, subject to the agreement of the Company;

AND WHEREAS to give effect to the foregoing, the Resigning Warrant Agent desires, in accordance with the terms of the Warrant Indenture, to resign as warrant agent thereunder and to be discharged from the rights, powers, duties and obligations thereof, and to transfer to Computershare all of the Resigning Warrant Agent’s rights, powers, duties and obligations under the Warrant Indenture;

AND WHEREAS Silver47 and the Company are prepared to accept such resignation and to appoint Computershare as the successor warrant agent, and Computershare is prepared to accept such appointment;

AND WHEREAS the parties wish to execute this Agreement for the purpose of binding the Company to the Warrant Indenture and providing for the resignation of the Resigning Warrant Agent as warrant agent and for its replacement by Computershare, such resignation and replacement to take effect as of November 6, 2026 (the “Transfer Date”);

NOW THEREFORE This agreement witnesses that in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1. The Resigning Warrant Agent hereby resigns as warrant agent under, and is hereby discharged from the rights, powers, duties and obligations of the warrant agent, the Warrant Indenture, effective as of the Transfer Date. The Company and Silver47 hereby accept such resignation, waiving any required period of notice that may be set forth in the Warrant Indenture.

2. The Company and Silver47 hereby appoint Computershare as successor warrant agent under this Agreement in the place and stead of the Resigning Warrant Agent and with like effect as if originally named as warrant agent under the Warrant Indenture, effective as of the Transfer Date and Computershare hereby accepts such appointment. The Company hereby agrees that the Resigning Warrant Agent shall not be responsible for any liabilities that may arise pursuant to Computershare’s administration of the warrant agency after the Transfer Date.

3. The Resigning Transfer Agent hereby transfers and assigns to Computershare, upon the trusts expressed in the Warrant Indenture, all of, rights, powers, duties and obligations of the Resigning Warrant Agent under the Warrant Indenture, effective as of the Transfer Date.

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4. Computershare hereby represents that it meets all of the qualifications required for a new warrant agent under the Warrant Indenture.

5. Notwithstanding any of the foregoing, the resignation, discharge, appointment, transfers, assignments and other agreements provided for herein will not be effective unless this Agreement has been executed by all of the parties hereto, whether upon the original instrument, by facsimile or in counterparts, or any combination thereof, and unless all preconditions to such resignation, discharge, appointment, transfers, assignments and other agreements as may be set forth in the Warrant Indenture have been fulfilled.

6. Any provision in the Warrant Indenture specifying the address of the warrant agent is hereby amended to record the address as:

Computershare Trust Company of Canada

3rd floor -510 Burrard Street, Vancouver, BC. V6C 3B9

Attention: Director, Corporate Trust

Email: corporatetrust.vancouver@computershare.com

7. Each party hereto agrees to execute and deliver all such documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms hereof.

8. Computershare shall add the following provision to the Warrant Indenture:

If, at any time following the initial effectiveness of a shelf registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “U.S. Securities Act”) registering the warrant shares issuable upon exercise of the warrants (“Registration Statement”) and prior to the Transfer Date, the Company determines that no Registration Statement filed with the SEC is effective, or the use of any such Registration Statement is suspended, no warrantholder will be permitted to exercise warrants unless an exemption from the registration requirements of the U.S. Securities Act, and applicable state securities laws is available, and the Company shall promptly provide written notice of such determination to Computershare. Upon receipt of such notice, Computershare shall provide a copy thereof to each registered holder of warrants, and confirm in writing that the then outstanding warrants may, until the earlier of (x) a Registration Statement becoming effective or ceasing to be suspended and any prospectus supplement necessary in relation thereto having been filed, or (y) 5:00 p.m. (Vancouver time) on September 16, 2028 (the “Time of Expiry”), if the Current Market Price (as hereinafter defined) exceeds the exercise price, also be exercised by means of a “cashless exercise” in which the warrantholder shall be entitled to surrender a warrant to the Company in exchange for the issuance (following the due exercise of warrants) of the number of warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

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(A) = the last VWAP (as defined in the Plan of Arrangement) immediately preceding the time of delivery of the Notice of Exercise (as defined in the applicable Silver47 Warrant Indenture or Silver47 Warrant Certificate, as each are defined in the Plan of Arrangement) giving rise to the applicable “cashless exercise”, as set forth in the applicable Notice of Exercise (to clarify, the “last VWAP” will be the last VWAP as calculated over an entire trading day such that, in the event that the Replacement Warrant is exercised at a time that the primary Exchange (as defined in the Plan of Arrangement) in Canada for the Bunker Hill Shares (as defined in the Plan of Arrangement) (if any) is open, the prior trading day’s VWAP shall be used in this calculation);

(B) = the exercise price of the Replacement Warrant (as defined in the Plan of Arrangement), as adjusted pursuant to its terms; and

(X) = the number of Bunker Hill Shares that would be issuable upon exercise of the Replacement Warrant (or portion thereof if a partial exercise) in accordance with the terms of the Replacement Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

The issue price for each such warrant share to be issued pursuant to the cashless exercise of a warrant will be equal to (B), as defined above, and the total issue price for the aggregate number of warrant shares issued pursuant to the cashless exercise of a warrant will be paid and satisfied in full by the surrender to the Company of such warrant.

In addition, if the Company determines at any time prior to the Time of Expiry that U.S. state securities laws are not preempted with respect to exercises of the warrants, the Company may by written notice to Computershare elect to permit exercises of warrants that are subject to the laws of one or more U.S. jurisdictions to be exercised on a “cashless exercise” basis, pursuant to the cashless exercise formula set forth above. Upon the receipt of such notice, Computershare shall provide a copy thereof to each registered holder of warrants, and confirm the Company’s determination in writing.

The Company shall deliver to Computershare, an officer’s certificate setting out the particulars of the warrants to be exercised and the name and address of the warrantholder, the number of warrant shares to be issued, and setting out the basis of the calculations.

The “Current Market Price” means, at any date, the volume weighted average price per share at which the shares of common stock of the Company (the “Company Shares”) have traded:

(i)	on the TSX;

(ii)	if the Company Shares are not listed on the TSX, on any stock exchange upon which the Company Shares are listed as may be selected for this purpose by the board of directors of the Company, acting reasonably; or

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(iii)	if the Company Shares are not listed on any stock exchange, on any over-the-counter market on which the Company Shares are trading, as may be selected for this purpose by the board of directors of the Company, acting reasonably (provided that, if such trading price is in a currency other than United States dollars, the volume weighted average price in such currency will be converted into United States dollars using the applicable daily exchange rate(s) published by the Bank of Canada on the last trading day during the applicable measurement period or, if no such rate was published on such date, the next preceding daily exchange rate(s) published by the Bank of Canada; and provided, further, that if the Bank of Canada no longer publishes such rates, the volume weighted average price will be converted into United States dollars using the then applicable exchange rate as determined by the directors of the Company);

during the five (5) consecutive trading days ending two (2) trading days immediately before such date and the weighted average price shall be determined by dividing the aggregate sale price of all Company Shares sold in board lots on the exchange or market, as the case may be, during the five (5) consecutive trading days by the number of Company Shares sold or, if not traded on any recognized exchange or market, as determined by the directors of the Company, acting reasonably;

9. A new Article 3.11 be inserted in the Warrant Indenture as follows:

“3.11 Post-Arrangement Exercises”

As of the Transfer Date, the Company is added as a party to the Warrant Indenture and will be bound by all terms and conditions of the Warrant Indenture as if it were an original party, and all references to the “parties” in the Warrant Indenture will be deemed to include the Company. The Company will execute and deliver such documents, and do all such acts and things, as may be required, to give full effect to the provisions of the Warrant Indenture.

Upon the adjustment of Silver47 Warrants to become post-arrangement Warrants, the Company shall assume and agree to perform all obligations under the Warrant Indenture.

Each holder of a Warrant, to the extent the holder of such Warrant has not exercised its rights thereunder prior to the Plan of Arrangement between the Company and Silver47 shall, following the Effective Time (as defined in the Plan of Arrangement), upon the exercise of such rights, be entitled to be issued and receive and shall accept for the same aggregate consideration, upon such exercise, in lieu of the number of Common Shares to which such holder was theretofore entitled upon exercise of such Warrants, the aggregate number of common shares in the capital of the Company in accordance with the Exchange Ratio, that such holder would have been entitled to be issued and receive if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Common Shares to which such holder was theretofore entitled upon exercise of such Warrants, all as in accordance with Section 3.1(e) of the Plan of Arrangement.

In no event shall any fractional Bunker Hill Shares be issued pursuant to the paragraph above. Where the aggregate number of Bunker Hill Shares to be issued pursuant to the paragraph above would result in a fraction of a Bunker Hill Share being issuable, the number of Bunker Hill Shares to be issued shall be rounded down to the nearest whole Bunker Hill Share and no holder of a Warrant will be entitled to any compensation in respect of a fractional Bunker Hill Share.”

10. This Agreement is supplemental to the Warrant Indenture and shall be read in conjunction therewith. Except only insofar as the same may be inconsistent with the express provisions of this Agreement, all of the provisions of the Warrant Indenture shall apply to and shall have effect in the same manner as if they and the provisions of this Agreement were contained in one instrument. The form of warrant to be certified by Computershare from and after the Transfer Date shall be amended, stamped or legended to identify Computershare as the successor warrant agent is attached as Schedule A, but the validity of any warrant certified prior to the Transfer Date shall not be affected by the appointment of Computershare as successor warrant agent.

11. Computershare as successor warrant agent hereby accepts the rights, powers, duties and obligations in the Warrant Indenture declared and provided and agrees to perform the same upon the terms and conditions herein.

12. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

13. This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

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In witness whereof this Agreement has been duly executed by the parties hereto as of the date first above written.

BUNKER HILL MINING CORP.

Per:	/s/ “Samuel Ash”
Per:	/s/ “Bradley Barnett”

SILVER47 EXPLORATION CORP.

Per:	/s/ “Galen McNamara”
Per:	/s/ “Martin Bajic”

ODYSSEY TRUST COMPANY

Per:	/s/ “Rachel Wales”
Per:	/s/ “Amy Douglas”

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ “Jennifer Wong”
Per:	/s/ “Tram Vu”

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